www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS RECORD THIRD QUARTER 2021 FINANCIAL RESULTS
●	Net Sales Increased 15.8%; Comparable Store Sales Increased 13.1% on Top of 26.8% Comparable Store Sales Growth Last Year
●	Diluted Earnings per Share ("EPS") Increased 20.4% to $1.95
●	Third Quarter 2021 Marks the Sixth Consecutive Quarter in Which Comparable Store Sales Have Grown More Than 10%
●	Company Raises Fiscal 2021 Guidance

Brentwood, Tenn., October 21, 2021 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today reported financial results for its third quarter ended September 25, 2021.

“The third quarter marks our sixth consecutive quarter of double-digit comparable store sales growth. We are once again very pleased with the overall performance of our business, which exceeded our expectations. Our outstanding results are indicative of the hard work and dedication of the more than 45,000 Team Members of Tractor Supply who are successfully navigating the challenging and ever-changing external environment,” said Hal Lawton, Tractor Supply’s President and Chief Executive Officer.

“Over 18 months into the pandemic, our business has never been stronger. Our growth continues to be robust. Our customer trends remain structurally sound. We are continuing to gain market share and invest in the business to capture the significant opportunities ahead of us. As we advance our multiyear Life Out Here Strategy, we are beginning to realize the benefits from our strategic initiatives. Despite unprecedented pressures across our supply chain, we are raising our outlook for fiscal 2021 and are on track for a record year of sales and earnings,” Lawton added.

Third Quarter 2021 Results

Net sales for the third quarter 2021 increased 15.8% to $3.02 billion from $2.61 billion in the third quarter of 2020. Comparable store sales increased 13.1%, as compared to an increase of 26.8% in the prior year's third quarter. Comparable store sales for the third quarter 2021 were driven by comparable average ticket growth and comparable average transaction count growth of 9.5% and 3.6%, respectively. The comparable store sales results were broad-based and reflect robust demand for everyday merchandise, including consumable, usable and edible (“C.U.E.”) products, and continued growth in summer seasonal categories. All geographic regions and major merchandising categories of the Company had comparable store sales growth. In addition, the Company’s e-commerce sales experienced strong double-digit growth for the 37th consecutive quarter.

Gross profit increased 14.5% to $1.09 billion from $948.0 million in the prior year's third quarter, and gross margin decreased 41 basis points to 36.0% from 36.4% in the prior year's third quarter. The Company's price management actions, primarily due to inflationary cost pressures, and other margin driving initiatives were able to offset most of the impact from significant product cost inflation pressures, higher transportation costs, and a product mix shift towards C.U.E. categories.

Selling, general and administrative ("SG&A") expenses, including depreciation and amortization, increased 13.3% to $788.1 million from $695.8 million in the prior year's third quarter. As a percent of net sales, SG&A expenses improved 58 basis points to 26.1% from 26.7% in the third quarter of 2020. The improvement in SG&A as a percent of net sales was primarily attributable to leverage in occupancy and other fixed costs from the increase in comparable store sales, lower COVID-19 pandemic response costs and decreased incentive compensation. The leverage from these SG&A expenses was partially offset by higher wage rates, additional store labor hours, investments in the Company’s strategic initiatives and other discrete costs specific to the current operating environment.

Operating income increased 17.9% to $297.2 million compared to $252.2 million in the third quarter of 2020.

The effective income tax rate was 22.9% compared to 22.2% in the third quarter of 2020.

Net income increased 17.7% to $224.4 million from $190.6 million, and diluted earnings per share increased 20.4% to $1.95 from $1.62 in the third quarter of 2020.

The Company repurchased approximately 0.7 million shares of its common stock for $141.3 million and paid quarterly cash dividends totaling $59.4 million, returning $200.6 million of capital to shareholders in the third quarter of 2021.

The Company opened 12 new Tractor Supply stores and three new Petsense stores in the third quarter of 2021.

First Nine Months of Fiscal 2021 Results

Net sales for the first nine months of 2021 increased 21.6% to $9.41 billion from $7.74 billion in the first nine months of 2020. Comparable store sales increased 18.5% versus a 21.5% increase in the first nine months of 2020.

Gross profit increased 21.4% to $3.36 billion from $2.77 billion, and gross margin was 35.7% in the first nine months of 2021 and 2020.

SG&A expenses, including depreciation and amortization, increased 19.9% to $2.34 billion from $1.95 billion but decreased as a percent of net sales to 24.9% compared to 25.2% for the first nine months of 2020.

Operating income increased 24.8% to $1.01 billion compared to $812.5 million in the first nine months of 2020.

The effective income tax rate was 21.9% compared to 22.6% in the first nine months of 2020.

Net income increased 26.5% to $775.8 million from $613.1 million, and diluted earnings per share increased 27.7% to $6.68 from $5.23 for the first nine months of 2020.

Year to date through the third quarter, the Company has repurchased approximately 3.5 million shares of its common stock for $598.0 million. The Company has also paid quarterly cash dividends totaling $179.8 million year to date, returning $777.8 million of capital to shareholders.

During the first nine months of 2021, the Company opened 44 new Tractor Supply stores and six new Petsense stores and closed 11 Petsense stores.

Fiscal 2021 Financial Outlook

The Company is updating its fiscal 2021 financial guidance to reflect its strong performance year to date through the third quarter of 2021 and based on what it can reasonably predict at this time.

For fiscal 2021, the Company now expects the following:

	Updated	Previous
Net Sales	~$12.6 billion	$12.1 billion - $12.3 billion
Comparable Store Sales	~+16%	+11% - +13%
Operating Margin Rate	10.2% - 10.3%	9.7% - 9.9%
Net Income	$972 million - $985 million	$895 million - $930 million
Earnings per Diluted Share	$8.40 - $8.50	$7.70 - $8.00
Effective Tax Rate	22.1% - 22.3%	22.1% - 22.4%
Capital Expenditures	$550 million - $600 million	$500 million - $600 million
Share Repurchases	$750 million - $800 million	$700 million - $800 million

Anticipated capital expenditures include new store growth of approximately 80 new Tractor Supply and 10 new Petsense store openings.

The Company continues to have a strong liquidity position with current cash and cash equivalents of approximately $1.11 billion and no amounts drawn on its $500 million revolving credit facility as of September 25, 2021.

The Company’s outlook for fiscal 2021 does not contemplate the impact of the pending acquisition of Orscheln Farm and Home previously announced on February 17, 2021. The acquisition is conditioned on the receipt of regulatory clearance and satisfactory completion of customary closing conditions.

Conference Call Information

Tractor Supply Company will hold a conference call today, Thursday, October 21, 2021 at 9:00 a.m. CT / 10:00 a.m. ET, hosted by Hal Lawton, President and Chief Executive Officer, and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com. An Investor Presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company

Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, targeting the needs of recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service for the Out Here lifestyle. With more than 45,000 Team Members, the Company's physical store assets, combined with its digital capabilities, offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At September 25, 2021, the Company operated 1,967 Tractor Supply stores in 49 states, a consumer mobile app and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At September 25, 2021, the Company operated 177 Petsense stores in 23 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements

As with any business, all phases of the Company’s operations are subject to influences outside its control. This press release contains certain forward-looking statements, including statements regarding sales and earnings growth, long-term financial growth rate targets, tax rates, share repurchases, new store growth, estimated results of operations, including, but not limited to, sales, comparable store sales, operating margins, net income, earnings per share, and capital expenditures. Factors affecting future results include the timing of normalized macroeconomic conditions from the impacts of the COVID-19 pandemic, the Company’s ability to predict the timing of normalized macroeconomic conditions, the timing and amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods, including incremental costs associated with COVID-19. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, including the effects of COVID-19, the effects that “shelter in place” or other similar mandated or suggested social distancing protocols could have on the business, the costs of doing business as a retailer during the COVID-19 pandemic, the effectiveness of the Company’s responses to COVID-19 and customer response with respect to those actions, the effects of COVID-19 on our suppliers, business partners and supply chain, the timing and acceptance of new products, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates, fuel costs, and other pressures across our supply chain, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the possibility that the acquisition of Orscheln Farm and Home (the “Transaction”) will not close or that the closing may be delayed, the possibility that we may be unable to obtain regulatory clearance for the Transaction, the potential for litigation or governmental investigations relating to the Transaction, the occurrence of events, changes or circumstances that could give rise to the termination of the definitive agreement for the Transaction, the risk that we may be unable to successfully integrate any acquired business or that we may not realize the benefits expected from an acquisition, including the Transaction, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of an acquisition, including the Transaction, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, particularly in light of COVID-19, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner, timing and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, our ability to meet our sustainability, stewardship, carbon emission and DE&I related ESG projections, goals and commitments, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Third Quarter Ended				Nine Months Ended
	September 25, 2021		September 26, 2020		September 25, 2021		September 26, 2020
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$3,017,926	100.00%	$2,606,572	100.00%	$9,411,821	100.00%	$7,742,087	100.00%
Cost of merchandise sold	1,932,616	64.04	1,658,615	63.63	6,055,246	64.34	4,976,068	64.27
Gross profit	1,085,310	35.96	947,957	36.37	3,356,575	35.66	2,766,019	35.73

Selling, general and administrative expenses	718,261	23.80	641,129	24.59	2,148,200	22.82	1,794,924	23.18
Depreciation and amortization	69,824	2.31	54,651	2.10	194,731	2.07	158,634	2.05

Operating income	297,225	9.85	252,177	9.68	1,013,644	10.77	812,461	10.50
Interest expense, net	6,146	0.20	7,208	0.28	20,068	0.21	20,695	0.27

Income before income taxes	291,079	9.65	244,969	9.40	993,576	10.56	791,766	10.23
Income tax expense	66,679	2.21	54,359	2.09	217,800	2.32	178,701	2.31
Net income	$224,400	7.44%	$190,610	7.31%	$775,776	8.24%	$613,065	7.92%

Net income per share:
Basic	$1.96		$1.64		$6.74		$5.27
Diluted	$1.95		$1.62		$6.68		$5.23

Weighted average shares outstanding:
Basic	114,223		116,339		115,170		116,330
Diluted	115,193		117,745		116,170		117,330

Dividends declared per common share outstanding	$0.52		$0.40		$1.56		$1.10

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Third Quarter Ended		Nine Months Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Net income	$224,400	$190,610	$775,776	$613,065

Other comprehensive income/(loss):
Change in fair value of interest rate swaps, net of taxes	206	468	2,651	(6,066)
Total other comprehensive income/(loss)	206	468	2,651	(6,066)
Total comprehensive income	$224,606	$191,078	$778,427	$606,999

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 25, 2021	September 26, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,111,711	$1,111,986
Inventories	2,199,773	1,915,040
Prepaid expenses and other current assets	149,550	136,098
Income taxes receivable	6,827	7,838
Total current assets	3,467,861	3,170,962

Property and equipment, net	1,441,704	1,178,625
Operating lease right-of-use assets	2,725,510	2,354,196
Goodwill and other intangible assets	55,520	124,492
Deferred income taxes	16,590	3,581
Other assets	38,009	28,941
Total assets	$7,745,194	$6,860,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,197,813	$1,056,911
Accrued employee compensation	122,007	120,361
Other accrued expenses	408,887	274,244
Current portion of long-term debt	—	380,000
Current portion of finance lease liabilities	4,242	4,407
Current portion of operating lease liabilities	312,296	294,826
Income taxes payable	762	1,914
Total current liabilities	2,046,007	2,132,663

Long-term debt	985,867	529,264
Finance lease liabilities, less current portion	30,041	32,948
Operating lease liabilities, less current portion	2,536,875	2,171,773
Other long-term liabilities	125,651	118,283
Total liabilities	5,724,441	4,984,931

Stockholders’ equity:
Common stock	1,410	1,398
Additional paid-in capital	1,191,785	1,059,687
Treasury stock	(3,954,926)	(3,277,215)
Accumulated other comprehensive loss	(592)	(5,867)
Retained earnings	4,783,076	4,097,863
Total stockholders’ equity	2,020,753	1,875,866
Total liabilities and stockholders’ equity	$7,745,194	$6,860,797

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended
	September 25, 2021	September 26, 2020
Cash flows from operating activities:
Net income	$775,776	$613,065
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	194,731	158,634
Loss/(gain) on disposition of property and equipment	3,295	(774)
Share-based compensation expense	35,737	26,977
Deferred income taxes	14,996	(3,734)
Change in assets and liabilities:
Inventories	(416,503)	(312,259)
Prepaid expenses and other current assets	(15,891)	(35,233)
Accounts payable	221,717	413,875
Accrued employee compensation	2,306	80,606
Other accrued expenses	74,680	20,279
Income taxes	(26,003)	(11,908)
Other	6,996	55,447
Net cash provided by operating activities	871,837	1,004,975
Cash flows from investing activities:
Capital expenditures	(382,358)	(161,292)
Proceeds from sale of property and equipment	1,094	1,130
Net cash used in investing activities	(381,264)	(160,162)
Cash flows from financing activities:
Borrowings under debt facilities	—	1,159,000
Repayments under debt facilities	—	(646,500)
Debt discounts and issuance costs	—	(1,237)
Principal payments under finance lease liabilities	(3,367)	(3,098)
Repurchase of shares to satisfy tax obligations	(14,636)	(7,732)
Repurchase of common stock	(597,973)	(263,219)
Net proceeds from issuance of common stock	75,193	73,753
Cash dividends paid to stockholders	(179,835)	(128,035)
Net cash (used in)/provided by financing activities	(720,618)	182,932
Net change in cash and cash equivalents	(230,045)	1,027,745
Cash and cash equivalents at beginning of period	1,341,756	84,241
Cash and cash equivalents at end of period	$1,111,711	$1,111,986

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$16,008	$18,304
Income taxes	229,122	191,743

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$22,036	$14,199
Increase of operating lease assets and liabilities from new or modified leases	534,222	381,486
Increase of finance lease assets and liabilities from new or modified leases	—	6,028

Selected Financial and Operating Information
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Sales Information:
Comparable store sales increase	13.1%	26.8%	18.5%	21.5%
New store sales (% of total sales)	2.3%	3.6%	2.7%	3.4%
Average transaction value	$55.50	$50.88	$56.02	$51.47
Comparable store average transaction value increase (a)	9.5%	12.5%	9.7%	12.0%
Comparable store average transaction count increase	3.6%	14.3%	8.8%	9.6%
Total selling square footage (000's)	32,862	31,836	32,862	31,836
Exclusive brands (% of total sales)	28.1%	28.5%	29.0%	28.9%
Imports (% of total sales)	10.5%	9.7%	11.4%	10.4%

Store Count Information:
Tractor Supply
Beginning of period	1,955	1,881	1,923	1,844
New stores opened	12	23	44	61
Stores closed	—	—	—	(1)
End of period	1,967	1,904	1,967	1,904
Petsense
Beginning of period	174	180	182	180
New stores opened	3	3	6	6
Stores closed	—	—	(11)	(3)
End of period	177	183	177	183
Consolidated end of period	2,144	2,087	2,144	2,087

Pre-opening costs (000’s)	$2,716	$3,033	$6,210	$7,581

Balance Sheet Information:
Average inventory per store (000’s) (b)	$930.7	$833.0	$930.7	$833.0
Inventory turns (annualized)	3.92	3.91	4.22	3.87
Share repurchase program:
Cost (000’s)	$141,259	$—	$597,973	$263,219
Average purchase price per share	$190.03	$—	$172.73	$92.28

Capital Expenditures (in millions):
Existing stores	$93.1	$14.6	$213.2	$30.6
Information technology	25.2	36.6	77.0	72.6
New and relocated stores and stores not yet opened	17.8	16.7	46.5	43.8
Distribution center capacity and improvements	25.1	5.6	36.9	11.6
Corporate and other	5.2	1.2	8.8	2.7
Total	$166.4	$74.7	$382.4	$161.3

(a) Comparable store average transaction value increase includes the impact of transaction value growth achieved on the current period growth in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.